Exhibit 99.1

Factory Card & Party Outlet Corp. Announces Sales for December and Supply
                 Agreement with Amscan Holdings, Inc.

    NAPERVILLE, Ill.--(BUSINESS WIRE)--Jan. 5, 2006--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) (the "Company") announced today net sales for the five-week period ended December 31, 2005 decreased 0.6 percent, compared with the five-week period ended January 1, 2005. Comparable store sales for the same period decreased 2.8 percent.

                        Fiscal Period Ended         Percent Change
(dollars in millions) December 31,  January 1,     Total    Comparable
                          2005         2005        Sales       Sales
                      ------------ ------------ ----------- ----------
For the 5 weeks ended     $28.3        $28.4       (0.6)%     (2.8)%
For the 48 weeks ended   $219.9       $217.9         0.9%     (1.5)%

    The Company further announced that it has reached an agreement in principle with Amscan Holdings, Inc. ("Amscan"), its largest supplier of party merchandise, to make Amscan the exclusive supplier of solid color paper tableware products to the Company for the next three years.
    In conjunction with this agreement, Amscan will ship all Amscan sourced merchandise to the Company's Naperville, IL centralized distribution center. In addition, the agreement will provide that ownership of merchandise will not transfer to the Company until those goods ship out of its Naperville, IL distribution center.
    "Our agreement with Amscan is an important step toward improving future results. It will allow us to pick and ship merchandise in less than case quantities while simultaneously improving service to our stores and customers," stated Gary W. Rada, President and Chief Executive Officer.
    "We are especially pleased that Amscan recognizes our distribution opportunities, and is willing to work closely with us to help further leverage our distribution capabilities and reduce costs throughout the entire supply chain," added Mr. Rada.

    Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 189 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.
    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com